UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2026

ARVANA, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-30695	87-0618509
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

299 Main Street, 13th Floor Salt Lake City, Utah	84111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 899-1072

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01 Entry into a Material Definitive Agreement

On January 13, 2026, Arvana, Inc. (the “Company”) entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with J.P. Carey Enterprises, Inc. (“JPCarey”) to resolve certain bona fide, outstanding claims in the aggregate amount of $188,379.32 (the “Claim Amount”). The claims relate to past-due obligations acquired by JPCarey pursuant to certain claims purchase agreements and were the subject of litigation styled J.P. Carey Enterprises, Inc. v. Arvana, Inc., Case No. CACE-26-000427, in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida (the “Court”).

Pursuant to the Settlement Agreement, the Company agreed to satisfy the Claim Amount through the issuance of shares of its common stock (the “Settlement Shares”) to JPCarey in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”). The Settlement Shares are to be issued in one or more tranches, in such amounts as necessary for JPCarey to sell the shares and generate net proceeds sufficient such that 60% of such net proceeds equals the Claim Amount, reflecting a 40% discount retained by JPCarey. The number of Settlement Shares to be issued is not fixed and cannot be determined at this time, as it depends on the market price of the Company’s common stock at the time of sale, and may result in the issuance of a number of shares in excess of the Company’s currently outstanding shares.

In addition, the Company agreed to issue to JPCarey an additional 250,000 shares of common stock, also pursuant to Section 3(a)(10) of the Securities Act, as reimbursement for legal fees and expenses incurred in connection with the settlement.

The Settlement Agreement provides that, following entry of a court order approving the settlement, the Company is required to deliver the Settlement Shares within three trading days, together with a legal opinion to the Company’s transfer agent confirming that such shares are validly issued, fully paid and non-assessable, exempt from registration, and may be issued without restrictive legend and resold by JPCarey without restriction pursuant to the court order. The Settlement Shares are to be delivered electronically via book-entry or through the facilities of The Depository Trust Company, including the FAST or DWAC systems.

The issuance of the Settlement Shares is subject to a beneficial ownership limitation, such that JPCarey may not at any time beneficially own more than 4.99% of the Company’s outstanding common stock. Accordingly, the Settlement Shares are to be issued in multiple tranches to comply with such limitation.

On April 7, 2026, the Court conducted a fairness hearing pursuant to Section 3(a)(10) of the Securities Act, and on April 11, 2026, entered an Agreed Order Approving Settlement and Exchange/Issuance of Securities Under Section 3(a)(10) (the “Order”). In the Order, the Court found that the claims resolved by the Settlement Agreement are bona fide and that the settlement is fair, adequate, reasonable, and the product of arm’s-length negotiations. The Court approved the issuance and exchange of the Settlement Shares, including the additional shares issued for fees and expenses, as exempt from registration under Section 3(a)(10) of the Securities Act and Section 517.061(1)(b) of the Florida Statutes.

The Order further authorizes and directs the Company and its transfer agent to issue the Settlement Shares without restrictive legend and to deliver such shares through book-entry or DTC systems upon satisfaction of customary transfer agent requirements and receipt of the required legal opinion. The Court also retained jurisdiction to enforce the terms of the Settlement Agreement and the Order.

The Settlement Agreement contains customary representations and warranties of the parties, as well as covenants requiring the Company to maintain sufficient authorized shares of common stock to satisfy its obligations thereunder, including an obligation to increase its authorized share capital if necessary. The Company also agreed not to take actions that would impair the trading status of its common stock while JPCarey holds Settlement Shares. The Settlement Agreement further provides that JPCarey may declare a default and pursue remedies, including continuation of the underlying litigation, upon the occurrence of certain events, including failure by the Company to timely deliver shares, failure to obtain the court order, trading suspensions, or insolvency-related events.

Upon full issuance of the Settlement Shares in accordance with the Settlement Agreement, the parties will mutually release all claims related to the underlying dispute. The Settlement Agreement provides that it is a compromise of disputed claims and does not constitute an admission of liability by either party.

The foregoing description of the Settlement Agreement and the Order does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement and Stipulation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arvana, Inc.

Date: April 22, 2026	By:	/s/ James Kim
	Name:	James Kim
	Title:	Chief Executive Officer